NEWS RELEASE

Five Below, Inc. Announces Holiday Sales Results for Quarter-To-Date Through January 7, 2017;
Updates Fourth Quarter and Full Year Fiscal 2016 Guidance

PHILADELPHIA, PA - (January 9, 2017) - Five Below, Inc. (NASDAQ: FIVE) (“Five Below” or the “Company”) today announced net sales results for the quarter-to-date period from October 30, 2016 through January 7, 2017 ("Holiday Period") and updated guidance for its fourth quarter and full year for fiscal 2016 ending January 28, 2017.

The Company announced that net sales for the Holiday Period, which includes New Year's Day in both periods, increased by 18.0% to $349.3 million from $296.2 million in the comparable fiscal week period of 2015. Comparable sales for the Holiday Period increased by 0.5%.

Joel Anderson, CEO of Five Below, stated: "After a solid start to the holiday season, we experienced softness in mid-December, including Super Saturday, with sales accelerating later in the holiday season. We had strong performance in our tech and room categories that were not up against the strong license and trend-driven comparisons from last year, as well as good performance in markets where we ran TV for the first time. In addition, our new 2016 stores continue to perform well and are on track to be one of our strongest classes ever."

Mr. Anderson added, “Given our holiday performance, we are updating our outlook for the full year 2016 and now expect sales growth of 20% and EPS growth of 22% to 23%. We remain committed to delivering on our goals of 20% top line and 20% bottom line growth through 2020, and we look forward to discussing 2016 and our outlook for 2017 on our fourth quarter earnings call in March.”

Based on the quarter-to-date performance, the Company updated its guidance for the fourth quarter and fiscal year 2016. For the fourth quarter, net sales are now expected to be in the range of $386 million to $388 million, or growth of 18% to 19% assuming a comparable sales increase of approximately 1%. Diluted income per common share for the fourth quarter is expected to be in the range of $0.88 to $0.89, or approximately 14% to 16% growth.

For the full year fiscal 2016, net sales are now expected to be in the range of $998 million to $1,000 million, or growth of 20% assuming a comparable sales increase of approximately 2%. Diluted income per common share for fiscal 2016 is expected to be in the range of $1.28 to $1.29, or approximately 22% to 23% growth.

The Company also announced that management will participate in the 19th Annual ICR Conference held at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Management is currently scheduled to conduct a fireside chat on Tuesday, January 10, 2017 at 8:30 a.m. Eastern Time. The fireside chat will be webcast live at http://investor.fivebelow.com/. An archived replay will be available two hours after the conclusion of the live event.

About Five Below:
Five Below is a rapidly growing specialty value retailer offering a broad range of trend-right, high-quality merchandise targeted at the teen and pre-teen customer. Five Below offers a dynamic, edited assortment of exciting products in a fun and differentiated store environment, all priced at $5 and below. Select brands and licensed merchandise fall into the Five Below worlds: Style, Room, Sports, Tech, Crafts, Party, Candy, and Now. Five Below was founded in 2002 and is headquartered in Philadelphia, Pennsylvania, with over 500 stores in 31 states. For more information, please visit www.fivebelow.com or come into one of our stores!

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, the availability of suitable new store locations and the dependence on the success of shopping centers in which our stores are located, risks that consumer spending may decline and that U.S. and global macroeconomic conditions may worsen, risks related to the Company's continued retention of its senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to the Company's distribution centers, quality or safety concerns about the Company's merchandise, events that may affect the Company's vendors, increased competition from other retailers including online retailers, risks related to cyber security, risks related to customers' payment methods, risks related to trade restrictions, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:
Five Below, Inc.
Christiane Pelz
215-207-2658
Christiane.Pelz@fivebelow.com

ICR, Inc.
Farah Soi/Caitlin Morahan
203-682-8200
Farah.Soi@icrinc.com/Caitlin.Morahan@icrinc.com

Media Contact:
ICR, Inc.
Jessica Liddell/Julia Young
203-682-8200
FivePR@icrinc.com